Exhibit 23.01

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

quepasa.com, inc.:

We consent to the incorporation by reference in registration statements of quepasa.com, inc. on Form S-8 (File No. 333-93637) and Form S-8 (File No. 333-88271) of our report dated February 27, 2002, relating to the consolidated balance sheet as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in the December 31, 2002 annual report of quepasa.com, inc.

Our report dated February 27, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit, has been unable to successfully execute its business plan, has continued to use cash in its operating activities, and is considering alternatives, including liquidation, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

KPMG LLP

Phoenix, Arizona

June 2, 2003